EXHIBIT 10.1
2013-1 AMENDMENT
TO THE
STEELCASE INC. DEFERRED COMPENSATION PLAN
(Most recently amended and restated effective as of January 1, 2009)
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This 2013-1 Amendment to the Steelcase Inc. Deferred Compensation Plan (“Plan”) is adopted by Steelcase Inc.
Pursuant to Section 7.10 of the Plan, Steelcase Inc. amends the Plan effective as of the date specified below, as follows:
A.
Effective for deferral elections made after July 10, 2012, Section 4.1 is amended as follows:
4.1    Deferral Elections
During the Election Period for the first Deferral Year in which a Participant is eligible to participate in the Plan, the Participant may elect a specified percentage of his or her Base Salary and/or a specified percentage (in whole percentages only) of his or her Bonus to be earned in the following Deferral Year which shall not be paid in cash, but shall instead be deferred and distributed to the Participant (or in the event of the Participant’s death, to his or her Beneficiary) in accordance with the provisions of Article 6. The minimum annual deferral amount is 2% of the Participant’s Base Salary and 5% of the Participant’s Bonus. The maximum annual deferral amount is 25% of the Participant’s Base Salary and 50% of the Participant’s Bonus. The Administrative Committee may further limit or increase, at any time prior to the expiration of an Election Period, the minimum or maximum amount of Base Salary or Bonus that can be deferred by any Participant annually in the following Deferral Years. Any election to defer shall not be effective unless the Participant also completes any forms as may be required by the Administrative Committee, including, but not limited to, the selection of investment media in which his or her Deferral Account shall be deemed invested pursuant to Section 5.3 and any life insurance forms.
Any deferral election made by a Participant for a Deferral Year shall continue in effect for all subsequent Deferral Years unless the Participant completes a new election form and delivers it to the Administrative Committee during a subsequent Election Period.
B.
In all other respects, the Plan shall be unchanged.

Signature
Steelcase Inc. executes this 2013-1 Amendment to the Plan on the date stated below.

STEELCASE INC.

By:	/s/ Nancy W. Hickey
Its:	Senior Vice President, Chief Administrative Officer

Date: July 12, 2012

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